Exhibit 10.18

Corporate Performance

Incentive Plan

Effective December 29, 2014

Performance Period: December 29, 2014 – December 27, 2015

(Or Such Shorter Period as Determined by the Compensation Committee)

I.	Philosophy/Purpose of the Plan

The purpose of the Tornier N.V. Corporate Performance Incentive Plan (the “Plan”) is to provide financial reward in addition to base salary, based on achievement of specific performance, to those who significantly impact the growth and success of the Company. The plan is designed to reward employees for achieving stretch performance goals and to closely align their accomplishments with the interests of the Company’s shareholders. This is done by providing cash incentives for the achievement of key business and individual performance measures that are critical to the success of the Company while linking a significant portion of an employee’s compensation to the achievement of such measures.

Although historically the Plan has been an annual plan with annual performance goals, the Plan has been revised this year in light of the Company’s pending merger with Wright Medical Group, Inc., which is anticipated to occur sometime during 2015 (the “Merger”), so as to provide the Compensation Committee as much flexibility as possible in determining whether performance goals have been met under the Plan and the amount and timing of payouts under the Plan.

II.	Eligible Participants

For 2015, the Plan covers the following: (i) all regular, salaried, exempt United States employees in Levels 2 and above, inclusive, and (ii) international and expatriate/inpatriate employees who are determined by the Company to be eligible for participation. Notwithstanding the foregoing, employees in positions covered by sales compensation plans are not eligible Participants in the Plan.

For 2015, the Plan year is from December 29, 2014 - December 27, 2015 (the “Plan Year”); provided, however, that in light of the Company’s pending Merger, the Compensation Committee in its sole discretion may shorten the Plan Year to a period of time from December 29, 2014 through the end of a fiscal quarter or a month, with such fiscal quarter or month being either the most recently completed fiscal quarter or month prior to the completion of the Merger or the fiscal quarter or month during which the Merger is completed, as determined by the Compensation Committee in its sole discretion. The term “Plan Year” for purposes of this Plan means either the full Plan Year from December 29, 2014 to December 27, 2015 or such shortened Plan Year in the event the Compensation Committee determines to shorten the Plan Year hereunder. Payouts under the Plan will be made after completion of the Plan Year at such time as the Compensation Committee determines in its sole discretion, but in any event prior to March 15, 2016. Participants with service constituting less than the full Plan Year or whose incentive target percentage has changed during the Plan Year may be eligible to participate in the Plan on a prorated basis, determined by the percentage of time they were eligible to participate during the Plan Year under applicable criteria. Plan Participants that were hired on or after May 1 of the Plan Year, or such other date as the Compensation Committee shall determine in its sole discretion, will not be eligible to receive an award under the Plan for the Plan Year.

To be eligible, Participants must have established and approved individual performance goals by the end of the first quarter of the Plan Year (or, for new employees, within two (2) months of the employee’s start date). Managers are responsible for meeting this deadline. Participants and Managers who do not complete the individual performance goal setting process by such deadlines may become ineligible to participate in the Plan for the Plan Year.

III.	Administration of the Plan

The Compensation Committee of the Board of Directors of the Company will administer the Plan or if the Compensation Committee determines in its sole discretion, a sub-committee of the Compensation Committee comprising solely of at least two members of the Compensation Committee who were members of the Compensation Committee prior to completion of the Merger. The Compensation Committee, in its sole discretion, may delegate to the Company’s President and Chief Executive Officer (CEO) activities relating to Plan administration that are not required to be exercised by the Compensation Committee under applicable laws, rules, regulations and the Compensation Committee Charter. Delegable activities include, but are not limited to, establishing any policies under the Plan, interpreting provisions of the Plan, determining eligibility to participate in the Plan, and approving any final payouts under the Plan that do not affect Executive Officer level employees. All decisions of the Compensation Committee and the President and CEO will be final and binding upon all parties, including the Company and Plan Participants.

IV.	Incentive Targets

Incentive targets have been approved by the Compensation Committee for all eligible Plan Participants based upon their level of responsibility within the Company and impact on the business. These incentive targets represent the incentive (as a percent of a Plan Participant’s base salary) that a Plan Participant is eligible to receive under the Plan. It is the Company’s intention to provide significant incentive and reward opportunities to its employees for world-class performance achievement.

Each position level (2-11) has an established target bonus, expressed as a percentage of Base Salary Earned, as illustrated below.

	Level	Standard % of Base Salary Earned
President & CEO	11	80%
COO	10	n/a
CFO/SVP, Product Delivery	9	50%
Sr. Vice Presidents	8	40%
Vice Presidents	7	30%
(Sr.) Director	6	25%
(Sr.) Managers, Principals	5	15%
Sr. Level Ind. Contributors, Supervisors, Entry Level Mgr	4	12.5%
Mid-Level Ind. Contributors, Entry Level Sup.	3	10%
Entry Level Individual Contributors	2	8%
Non-exempt	1	Not eligible

The actual incentive is capped at 150% for the Company Performance Measures or may result in 0 bonus based on achievement. In unusual circumstances, modifications may be made if, in the Compensation Committee’s final judgment the calculations does not accurately reflect performance.

V.	Individual Performance Measures

Individual Performance Measures for a Plan Year are established during the annual goal setting process. Each Plan Year, all Plan Participants are required to develop one or more written, measurable and specific Management By Objectives (MBOs), which must be agreed to and approved by the Participant and two management levels above the Participant by a specific date set by the CEO or SVP, Global Human Resources and HPMS and will not exceed the end of the first quarter. For Executives in Grade Level 8 and up, each MBO and targeted achievement levels must be approved by the President and CEO, the SVP, Global Human Resources and HPMS and the Compensation Committee. All MBOs are weighted by agreement, with areas of critical importance or critical focus weighted most heavily. A rating of 1 to 4 is agreed upon, providing specific achievement levels for each rating. A rating of 3 will always equal “on plan” performance or 100%.

For 2015, there is a funding gate that requires Tornier to achieve at least the “Minimum” or threshold for the EBITDA metric in order to fund Vice President’s and above Individual Metrics (MBO) payouts. In other words, if the threshold for EBITDA’s corporate performance goals is not achieved, then Participants at Level 7 and above will not receive any payout under this Plan for individual performance.

VI.	Company Performance Measures

The Board, upon recommendation of the Compensation Committee, will approve Company Performance Measures, including the specific financial objectives and weightings for both the corporate performance measures and the divisional performance measures, for the Plan Year. In recommending Company Performance Measures, the Compensation Committee and the SVP, Global Human Resources and HPMS, together with input from the Company’s President and CEO, will identify critical Company Performance Measures. The Company Performance Measures for the Plan Year are:

•	Adjusted Total Revenue in Constant Currency

•	Adjusted Extremities Revenue in Constant Currency

•	Adjusted EBITDA

•	Adjusted Free Cash Flow

In recommending the specific financial objectives and weightings, the finance team, SVP, Global Human Resources and HPMS and the President and CEO will establish specific financial objectives for the Company Performance Measures, which will be tied to the Company’s approved operating plan. All objectives will be assigned a specific weighting, with areas of critical importance or critical focus weighted most heavily. In addition, for each Company Performance Measure, minimum, target and maximum achievement levels will be established. Achieving target performance levels will result in 100% achievement. The Company’s Performance Measures are capped at 150%.

In establishing the achievement levels, the fact that the Plan Year may be shortened will be taken into consideration. In addition, in light of the Company’s pending Merger and the inability to determine an exact date during 2015 for completion of the Merger, the Compensation Committee has the sole and absolute discretion to reevaluate the Company Performance Measures and the specific financial objectives based on the actual date of the completion of the Merger and the Plan Year as determined by the Compensation Committee.

VII.	Bonus Calculation

All Plan performance measures and objectives are based on percent achievement and they are weighted based on relative importance in order to obtain a weighted performance rating for each objective. All weighted performance ratings are added together to obtain an overall rating for each Participant.

For each Participant the actual results are multiplied by each weighted performance rating and then the combined result is multiplied by the target bonus percentage and the Base Salary Earnings (as defined below) for that Plan Year but only through the date that the Merger is completed to calculate the award, e.g. 100% actual incentive percentage times 20% target bonus equals an award of 20% of earned base salary, assuming the Plan Year is a full fiscal year and not a shortened Plan Year.

For new or newly eligible Participants who join the Plan during the Plan Year, the award may be calculated by using the Participant’s Base Salary Earnings from the Plan Year but only through the date that the Merger is completed.

“Base Salary Earnings” are defined as earnings received within the Plan Year up to and including the date that the Merger is completed to include regular base salary earnings, Holiday pay and PTO and to exclude, but not limited to the following; disability pay, commissions, bonuses, gifts, auto allowance, housing allowance, relocation and RSU/stock option exercise earnings.

VIII.	Individual Incentive Payment Criteria, Calculation, and Payout

A Plan Participant must remain actively employed by the Company on the date that the Merger is completed to be eligible for an incentive payment under the Plan for the Plan Year.

The incentive payment under the Plan for any eligible Plan Participant for the Plan Year will vary depending upon the approved individual objectives and company performance measures, the Plan Participant’s Base Salary Earnings, and the Plan Participant’s incentive target for the Plan Year.

In the following cases, the final incentive payout will be prorated. If a Plan Participant was on a Leave of Absence for part of the Plan Year, the Plan Participant’s bonus will be pro-rated based upon the Base Salary Earnings within the Plan Year up to and including the date that the Merger is completed. If a Plan Participant works less than a full-time schedule (40 hours/week), the incentive payout will be prorated and determined based on the Plan Participant’s Base Salary Earnings for the Plan Year up to and including the date that the Merger is completed or if the Plan Participant has a change to a full-time status throughout the year, the Plan Participant’s incentive payout will likewise be prorated for the portion of the Plan Year in which the Plan Participant worked a part-time schedule and again be based on Base Salary Earnings for the Plan Year up to and including the date that the Merger is completed. If a Plan Participant received a promotion during the Plan Year with a change in target incentive, the final payout for the Plan Participant will be prorated for the time spent at each incentive target using the Base Salary Earnings from each of the periods within the Plan Year up to and including the date that the Merger is completed.

At the end of the Plan Year, each Participant will review his or her MBO’s and results with his or her direct manager to determine the rating earned for each MBO objective. Each MBO objective rating will be combined to calculate an overall rating for the individual objectives. In addition, as soon as practicable after the appropriate financial and other data has been compiled, the Finance Department will calculate the results for the Corporate Performance Measures. The achievement from the Corporate Performance Measures and MBOs will be combined together per the applicable weighting factors to determine the final payout for each individual Plan Participant. Individual incentive payments under the Plan will be made in a lump sum, less applicable withholding taxes, as soon as reasonably practicable after the determination of such payments, following the completion of the Plan Year or on such other date as the Compensation Committee determines in its sole discretion, but no later than March 15, 2016.

A Participant must have a total weighted MBO rating of 1.75 or greater in order to eligible for a MBO payout.

In all cases, recommendations for final incentive awards are submitted to the SVP, Global Human Resources and HPMS and the President and CEO for approval, with final approval by the Compensation Committee.

In the event that a Participant is on a Performance Improvement Plan (PIP) for all or part of the Plan Year, Tornier reserves the right to withhold all or partial bonus payment from the Participant.

The President and CEO and/or the Compensation Committee may make a recommendation to modify an award by plus/minus 20% if, in its subjective judgment, the Participant has not been equitably treated by the mechanics of the Plan. Such modifications of awards should only be used in truly exceptional cases.

IX.	Plan Discretion

All benefits payable under the Plan are discretionary and no Plan Participant shall have any right to payment under the Plan until actually paid.

To the extent necessary with respect to the Plan Year, in order to avoid any undue windfall or hardship due to external causes, the Compensation Committee may without the consent of any affected Plan Participant, revise one or more of the Company Performance Measures, or otherwise make adjustments to payouts under the Plan to take into account any acquisition or disposition by the Company not planned for at the time the Company Performance Measures were established, any change in accounting principles or standards, or any extraordinary or non-recurring event or item, so as to equitably reflect such event or events, such that the criteria for evaluating whether a Company Performance Measure has been achieved will be substantially the same (as determined by the Compensation Committee) following such event as prior to such event.

X.	Recoupment

Any payments under the Plan are subject to recoupment under certain circumstances. The Company will, to the full extent permitted by applicable law, have the sole and absolute authority to require that each executive officer agree to reimburse the Company for all or any portion of any cash bonuses or incentive based compensation if: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) in the Compensation Committee’s view, the executive officer engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company, and (c) a lower payment under the Plan would have occurred based upon the restated financial results. In each such instance, the Company will, to the extent practicable and allowable under applicable laws, require reimbursement of any bonus or incentive based compensation awarded to the executive officer in the amount by which the individual executive officer’s annual bonus or incentive based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, provided that the Company will not seek to recover bonuses or incentive based compensation paid more than 12 months prior to the date the applicable restatement is disclosed.

Any recoupment under this Plan may be in addition to any other actions or remedies that may be available to the Company under applicable law and any other policies of the Company, including disciplinary actions up to and including termination of employment.

For purposes of this Plan, the term “executive officer” means any officer who has been designated an executive officer by the Board. For purposes of this Plan, the term “misconduct” means any material violation of the Tornier Inc. Code of Business Conduct, the Tornier Inc. Code of Ethics for Senior Executive and Financial Officers or other illegal or unethical activity, as determined by the Compensation Committee.

XI.	Termination, Suspension, or Modification

The Company may terminate, suspend, modify and if suspended, may reinstate or modify, all or part of the Plan at any time, with or without notice to the Plan Participants. Exceptions to the eligibility of or the extent to which the Plan applies to, any particular Plan Participant must be approved, on a case-by-case basis, by the Compensation Committee for officer Participants, or in the case of non-officer Participants, the President and CEO or the SVP, Global Human Resources and HPMS.

XII.	Limitation of Liability

No member of the Company’s Board of Directors, the Compensation Committee, any officer, employee, or agent of the Company, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

XIII.	No Right to Employment

This document sets forth the terms of the Plan and it is not intended to be a contract or employment agreement between any Plan Participant and the Company. Nothing contained in the Plan (or in any other documents related to the Plan) shall confer upon any employee or Plan Participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause or notice.

XIV.	Non-Assignability

Except for the designation of a beneficiary (ies) to receive payments of benefits for a particular Plan Year following a Plan Participant’s death after the completion of such Plan Year, no amount payable at any time under the Plan shall be subject to sale, transfer, assignment, pledge, attachment, or other encumbrance of any kind. Any attempt to sell, transfer, assign, pledge, attach, or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void.

XV.	Withholding Taxes

The Company is entitled to withhold and deduct from any payments made pursuant to the Plan or from future wages of a Plan Participant (or from other amounts that may be due and owing to the Plan Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to the Plan.

XVI.	Unfunded Status of Plan

The Plan shall be unfunded. No provisions of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets. Plan Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

XVII.	Other

Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Minnesota, without regard to the conflict of law rules of the State of Minnesota or any other jurisdiction.